EXHIBIT 10.17

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of the 3rd day of March, 2008 by and among CPG International Holdings LP, a Delaware limited partnership (“CPG International”), CPG International, Inc., a Delaware corporation (“CPG Inc.”), CPG International I Inc., a Delaware corporation (“CPG I Inc.”), Scranton Products Inc., a Delaware corporation (“Scranton”), and AZEK Building Products Inc., a Delaware corporation (“AZEK”) (CPG Inc., CPG I Inc., Scranton and AZEK, collectively, the “Employers” and each individually an “Employer”), and Eric Jungbluth (the “Executive”).

RECITALS

WHEREAS, the Executive desires to be employed by the Employers; and

WHEREAS, the Employers desire to employ the Executive and to utilize his management services as indicated herein, and the Executive has agreed to provide such management services to the Employers; and

WHEREAS, as a condition precedent and a material inducement for the Employers to employ and pay the Executive, the Executive has agreed to execute this Agreement and the Non-Competition Agreement (as defined below) and be bound by the provisions herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

•         Term and Duties. The Employers hereby agree to employ the Executive as Chief Executive Officer commencing on a date mutually agreed by the parties within ten (10) days of the date hereof (the “Start Date”) and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 5. Unless terminated by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, the Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. During the Term, the Executive shall devote his best efforts and abilities to the performance of the Executive’s duties on behalf of the Employers and to the promotion of their interests consistent with and subject to the direction and control of the Board of Directors of each of the Employers (the “Board”). The Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of the Employers and shall not be involved in any other trade or business or as an employee of any other trade or business.

•	Compensation During Term.

•          Base Compensation. In consideration of the services to be rendered by the Executive during the Term, the Employers shall pay to the Executive, in the aggregate, $400,000 per year (“Base Compensation”), payable bi-weekly and prorated for any partial employment period.

•          Bonuses. (i) As soon as practicable following the Start Date, the Employers shall pay to the Executive a one-time cash signing bonus of $100,000; (ii) subject only to the limitations set forth in this Agreement, commencing with the fiscal year beginning January 1, 2008, the Executive shall be eligible to receive an annual target bonus (the “Target Bonus”) equal to 100% of Base Compensation based upon the achievement of certain budget performance goals related to the Employers’ (A) EBITDA, (B) working capital, (C) sales growth and/or (D) such other performance criteria, in each case, as the Compensation Committee of the Board shall determine in consultation with the Executive. The Target Bonus shall be paid no later than 2½ months following the end of the fiscal year to which it relates; (iii) if within thirty six months following the Start Date, a “Strategic Buyer” (as defined below) acquires all or substantially all of the businesses of CPG International and its subsidiaries, the Employers shall pay to the Executive a one-time cash transaction bonus (the “Transaction Bonus”) as follows: if the acquisition closes within twelve months following the Start Date, the amount of the Transaction Bonus shall be $2 million; if the acquisition closes after the twelve month anniversary of the Start Date, but before the twenty-four month anniversary of the Start Date, the amount of the Transaction Bonus shall be $1 million; and if the acquisition closes after the twenty-four month anniversary of the Start Date, but before the thirty-six month anniversary of the Start Date, the amount of the Transaction Bonus shall be $500,000; provided, however, that payment of the Transaction Bonus is conditioned on its approval by the stockholders of the Employers in a manner that satisfies the requirements of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. “Strategic Buyer” means a person or persons independent of AEA Investors, LLC and its affiliates other than (A) one or more special purpose vehicles or similar entities formed by or on behalf of a private equity firm, hedge fund, financial institution or similar financial sponsor, or (B) one or more persons actively engaged in the building products industry which are controlled by one or more of such vehicles or entities, if the Executive remains the chief executive of the Employers or their successors following the transaction.

•	Benefits.

•          Subject to Section 3(b) below, the Executive shall be eligible to participate in such pension and welfare benefit programs offered by each Employer, such as health, dental, life insurance, vision, vacations and 401(k), as are offered to similarly situated employees and in each case no more favorable than the terms of benefits generally available to the employees of the Employers (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question.

•          Notwithstanding the foregoing, the Executive shall be entitled, at a minimum, to the following: (i) major medical insurance coverage comparable to the insurance coverage provided by the Employers for executive officers; (ii) ten (10) days of paid sick leave during each full annual period (prorated for 2008) and (iii) four (4) weeks of paid vacation leave during each annual period (prorated for 2008).

•          Unless otherwise determined by the Board, during the Term, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Employers shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Employers’ generally applicable policies; provided that the Board’s written approval shall be required prior to the Executive’s incurring $10,000 of expenses in any one instance or $20,000 of expenses in the aggregate.

•          The Employers shall reimburse the Executive for reasonable travel expenses incurred by him in seeking permanent housing in the Scranton, Pennsylvania area and for reasonable temporary housing expenses until such permanent housing is obtained.

•          Equity Participation. Within thirty days of the date hereof the Executive shall purchase class A units and class B-2 units of CPG International with an aggregate purchase price of between $300,000 to $350,000, pursuant to and in accordance with the terms of the Subscription Agreements between the Executive and CPG International attached hereto as Exhibits A and B.

•          Termination. The Executive’s employment shall terminate upon the first to occur of the following (each a “Termination Date”):

•	The expiration of the Term;

•          The Executive’s death or disability (mental, physical or emotional), so that the Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any 365-day period during the Term;

•          The Executive’s voluntary termination of his employment for any reason, upon not less than 10 business days’ written notice to the Employers; provided, however, that any termination by Executive pursuant to Section 5(e) shall not be treated as a voluntary termination under this Section 5(c);

•          The Employers’ termination of the Executive’s employment with or without Cause (as defined below); or

•          The Executive’s termination of his employment for Good Reason (as defined below).

•	Termination Payments.

•          Except as otherwise provided herein, if the Executive’s employment is terminated by thirty (30) days’ prior written notice pursuant to Section 1 hereof or pursuant to Section 5, the Executive’s Base Compensation and other benefits (it being understood that no Target Bonus shall be payable), if any, shall terminate at the end of the month during which such termination occurs.

•          Upon termination of the Executive’s employment without Cause or by reason of the Employers’ delivering written notice not to renew the Term, or upon the Executive’s termination of his employment for Good Reason, the Employers shall be obligated, in lieu of any other remedies available to the Executive, to pay the Executive (i) his then current Base Compensation until the eighteen month anniversary of the Termination Date and (ii) a pro rata portion of the annual bonus for the full year of termination based on the actual performance of the Employers for the full year of termination and the number of days the Executive was employed in such year (payable at such times as annual bonuses are paid to the Employers’ executives generally) (the “Termination Payment”); provided, however, that payment of the Termination Payment is conditioned on (x) the Executive’s execution of a release in favor of the Employers and their affiliates in a form satisfactory to the Employers and (y) the Executive’s compliance with the Non-Competition Agreement attached hereto as Exhibit C (the “Non-Competition

Agreement”). The Termination Payment is payable under this Section 6(b) in accordance with the payroll practices of the Employers.

•          In the event of a termination of the Executive’s employment pursuant to Section 5(b) as a result of his death or disability, the Employers shall pay to the Executive, his estate or legal representative, as the case may be, all amounts accrued to the date of termination and payable to the Executive hereunder and under any other bonus, incentive or other plan.

•          Any termination of the Term shall not adversely affect or alter the Executive’s rights under any employee benefit plan of any Employer in which the Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

•          If the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 6 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment equaling the first six months of Termination Payments.

•          Restrictive Covenants. This Agreement is subject to the Executive’s entering into the Non-Competition Agreement.

•	Definitions.

•          “Cause” as used herein shall mean the Executive’s (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of the Employers’ property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to any Employer’s business, standing or reputation, (ii) gross negligence on the part of the Executive in the performance of his duties hereunder, (iii) breach of his duty of loyalty or care to any Employer, (iv) other misconduct that is materially detrimental to any Employer; (v) ongoing refusal or failure to perform the Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Board, in each case after receiving written notice describing his noncompliance and being given a five (5) business days opportunity to cure (to the extent curable) such noncompliance; or (vi) material breach by the Executive of this Agreement, the Non-Competition Agreement, or any other agreement with or for the benefit of any Employer to which the Executive is a party or by which the Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from an Employer.

•          “Good Reason” shall mean (i) there is a substantial reduction of the level of the Executive’s Base Compensation, authority, title or scope of duties provided, however, that it is understood that each Employer may hire a successor to fill the Executive’s office, each Employer may require that the Executive work together with such successor for up to six months as the successor takes on increasing amounts of the responsibility formerly entrusted to the Executive, and the hiring and employment of such successor shall not constitute “Good Reason” for the Executive’s termination of his employment; (ii) the failure in any material way of any Employer otherwise to fulfill any of its material obligations under this Agreement; or (iii) the involuntary relocation of the Employers’ offices at which the Executive is principally employed to a location more than 50 miles from such offices, or the requirement by the Employers that the Executive be based anywhere other than the Employers’ offices at such location on an extended basis, except for required travel on the Employers’ business to an extent substantially consistent with the Executive’s business travel obligations.

•          Consideration. The Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of the Executive’s covenants set forth herein or in the Non-Competition Agreement.

•          No Prior Agreements. The Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. The Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

•	Miscellaneous.

•          Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to the Executive:

Eric Jungbluth
2210 Poplar Street
Coralville, IA 52241

if to the Employers:

c/o AEA Investors LLC
55 East 52nd Street
New York, NY 10022
Attn: Sanford Krieger

with copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attn: Chris Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

•          Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of the Executive. The Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further obligations of any kind whatsoever shall be owed by the Employers. This Agreement, the Subscription Agreements and the Non-Competition Agreement constitute the entire agreement between the parties with respect to the matters herein and therein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Employer and Executive.

•          Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by any Employer and its successors and assigns, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

•          Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

•          Remedies; Waiver. No remedy conferred upon any Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

•          Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

•          Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.

•          Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CPG INTERNATIONAL HOLDINGS LP
By: CPG HOLDING I LLC, its general partner
By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

EMPLOYERS:
CPG INTERNATIONAL, INC.
By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

CPG INTERNATIONAL I INC.
By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

SCRANTON PRODUCTS INC
By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

AZEK BUILDING PRODUCTS INC.
By:	/s/ AMY C. BEVACQUA
Name:	Amy C. Bevacqua
Title:	Vice President

EXECUTIVE:
By:	/s/ ERIC JUNGBLUTH
Name:	Eric Jungbluth